UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
              of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

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1.   Name and Address of Reporting Person*

   Savinski                   Mark                       T.
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    (Last)                   (First)                  (Middle)
   701 Graham Drive
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    (Street)

   Chesterton                  IN                      46304
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    (City)                   (State)                   (Zip)
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2.   Date of Event Requiring Statement (Month/Day/Year)

     12/27/2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     City Savings Financial Corporation (CSFC)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                           [ ]  10% Owner
     [ ]  Officer (give title below)         [ ]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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



1.Title of Security                     2.Amount of Securities    3.Ownership Form:          4.Nature of Indirect
  (Instr. 4)                            Beneficially Owned        Direct(D)or Indirect(I)    Beneficial Ownership
                                        (Instr. 4)                (Instr.5)                  (Instr.5)
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
Common Stock, without par value             --5,000--                    (D)
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




Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of    2. Date Exercisable    3. Title and Amount of     4. Conversion     5. Ownership     6. Nature
Derivative     and Expiration Date    Securities                 or Exercise       Form of          of Indirect
Security       (Month/Day/Year)       Underlying Derivative      Price of          Derivative       Beneficial
(Instr. 4)                            Security (Instr. 4)        Derivative        Securities:      Ownership
                                                                 Security          Direct (D) or    (Instr. 5)
                                                                                   Indirect (I)
                                                                                   (Instr. 5)
               Date       Expira-     Title        Amount
               Exer-      tion                     or Number
               cisable    Date                     of Shares
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

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


Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Explanation of Responses:

 /s/ Mark T. Savinski                                   12/27/2001
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     Mark T. Savinski                                   Date

*           If the form is filed by more than one reporting person, see
            Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.